Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Collplant Biotechnologies Ltd. (the Company) for the registration of ordinary shares, warrants, subscription rights, and units, and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel December 30, 2022	Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global